China Natural Gas Appoints Richard P. Wu as Chief Financial Officer

Published: October 23, 2008

NEW YORK, Oct. 23 /PRNewswire-FirstCall/ -- China Natural Gas, Inc. (OTC Bulletin Board: CHNG), one of the leading providers of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas for industrial, commercial and residential use in Xi'an, China, today appointed Richard P. Wu as Chief Financial Officer of the Company, effective immediately.

Mr. Wu joins China Natural Gas, Inc. with over 12 years of experience in positions of financial and operational leadership. Most recently, he served as COO and Interim CFO of China Operation at Tejari World FZ LLC, one of the largest online e-procurement service providers and B2B portal operators in the Middle East. In this capacity, he designed and constructed the China Operation's financial and accounting infrastructure and systems to support the company's growth in China. Mr. Wu served as CFO and Corporate SVP of The Alliancepharm US LLC from 2003 to 2007, where he assumed full financial and accounting responsibility for the multi-million-dollar sourcing and contract manufacturing businesses in the area of active pharmaceutical ingredients. Prior to that, he was CFO and Corporate EVP of Meetchina.com Inc., a pioneering online cross-border e-commerce portal in China. Earlier in his financial career, Mr. Wu was Senior Finance Director at Motorola Inc., and Investment Banking associate at Lehman Brothers Holdings, Inc.

Mr. Wu received his Master of Business Administration in Finance from The Wharton School, University of Pennsylvania, and a Master of Justice Administration from Indiana University. He also holds a Master of Law from China University of Political Science & Law. He is a licensed lawyer of the People's Republic of China and used to practice law in Beijing, China for 5 years.

"Mr. Richard P. Wu is a seasoned executive with extensive corporate accounting and financial experience in public and private companies," stated Mr. Qinan Ji, CEO and Chairman of the Board of China Natural Gas, Inc. "He has a demonstrated track record of successfully leading many of the functions that our Company is seeking to improve in the future, and we are very pleased that he will be joining our executive team." Mr. Ji continued, "We would also like to thank Ms. Guo for her dedication and she will continue to serve as senior manager in the finance department."

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), is the first China-based natural gas retailing company publicly traded in the U.S. It currently owns and operates a network of CNG retail filling stations as well as a 120 kilometer long compressed natural gas pipeline in Xi'an, China. Xi'an is a fast growing Chinese city supported by a population of 8.5 million and is the "gateway" to the broad Western regions of China. CHNG has three business segments: retail natural gas at company-owned filling stations, end user delivery of natural gas services to residential, commercial and industrial customers, and conversion of gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles. Currently it is estimated that there are 5,000 buses and 20,000 taxis using CNG in Xi'an.

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies and our ability to penetrate the new markets.

SOURCE China Natural Gas, Inc.